EXHIBIT 99.1

PRESS RELEASE ISSUED MAY 25, 2007

☐NEWS☐

FOR IMMEDIATE RELEASE:	May 25, 2007

CONTACT:
Brad Long / Investor Relations	Bevo Beaven, Sr. Vice President/GM
Galaxy Energy	Warren Laird, Vice President
(360) 332-9821	CTA Integrated Communications
(800) 574-4294	(303) 665-4200

Galaxy Energy Reports Receiving an AMEX Notice Indicating that the Company Does Not Meet One of the Exchange’s Continued Listing Standards

Denver, Colo. – May 25, 2007 – Galaxy Energy Corporation (AMEX: GAX) has received a notice of failure to satisfy Section 1003(a)(iii) of the American Stock Exchange (AMEX) Company Guide for continued listing on AMEX. The notice indicates that Galaxy’s stockholders’ equity of $4.8 million as reported on Form 10-Q for the quarter ended February 28, 2007, does not meet the minimum stockholders’ equity standard of $6 million and that the Company has had losses from continuing operations and/or net losses in its five most recent fiscal years.

Galaxy expects to submit a plan to AMEX by June 22, 2007, in which it will advise AMEX of action it has taken, or will take, that would bring it into compliance with all of the continued listing standards by November 24, 2008. The actions taken, or to be taken, which will be reported to AMEX will include the proposed sale of Galaxy’s oil and gas assets in the Powder River Basin to PetroHunter Energy Corporation. When completed, the proposed sale of the Powder River Basin assets is expected to cause Galaxy’s stockholders’ equity to exceed the $6 million AMEX equity requirement, significantly reduce Galaxy’s outstanding debt and provide the initial funding required for Galaxy to continue its operations in the Piceance Basin of Colorado.

Under the terms of the Purchase and Sale Agreement covering the sale of Galaxy’s Powder River Basin properties, which was originally signed on December 29, 2006, PetroHunter agreed to pay a total consideration of $45 million to acquire all of Galaxy’s oil and gas working interests in Sheridan, Johnson, Converse and Campbell Counties in Wyoming, and Big Horn, Custer, Powder River and Rosebud Counties in Montana. The PSA calls for $20 million to be paid in cash and the remainder to be paid in PetroHunter common stock. On March 21, 2007, in consideration of the agreement of MAB Resources to acquire an undivided working interest in the properties by assuming the obligation under the PSA to pay Galaxy the PetroHunter common stock, PetroHunter assigned to MAB Resources its right to purchase an undivided 45% interest in all of the oil and gas assets being sold by Galaxy. Closing of the transaction is subject to PetroHunter obtaining financing on terms acceptable to PetroHunter and approval of the PSA by Galaxy’s senior lenders.

Marc A. Bruner, a 14.1% beneficial shareholder of Galaxy, is the 75% owner of MAB Resources LLC which is PetroHunter’s largest shareholder. In addition, Marc A. Bruner is the father of Marc E. Bruner, Galaxy’s President and Chief Executive Officer and a director.

About Galaxy Energy

Galaxy Energy Corporation, a development stage oil and gas exploration and production company, focuses its operations in the Powder River Basin of Wyoming and the Piceance Basin of Colorado, in addition to exploration activities in Germany and Romania. Galaxy conducts its exploration activities through two wholly owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd.

Forward Looking Statement

This press release consists of forward looking statements regarding the intent, belief or current expectations of Galaxy and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. Galaxy assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to Galaxy’s filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, www.galaxyenergy.com or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Warren Laird of CTA Integrated Communications at (303) 665-4200, or Tina Cameron, Renmark Financial Communications at (514) 939-3989.

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